Exhibit 99.3

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

	6/30/24	12/31/23
Assets
Current Assets
Cash and cash equivalents	$15,279,359	$7,503,195
Fees receivable, net	161,440,975	186,234,614
Unbilled fees, net	134,210,998	65,850,516
Prepaid expenses and other current assets	34,985,411	25,951,795

Total Current Assets	345,916,743	285,540,120

Long-Term Assets
Property and equipment, net	28,334,274	26,722,362
Goodwill	268,108,938	264,793,338
Intangible assets, net	80,296,092	73,357,036
Right of use asset - operating leases, net	146,616,274	154,879,331
Right of use asset - finance leases, net	5,569,499	6,587,607
Other assets	5,371,657	5,527,771

Total Long-Term Assets	534,296,734	531,867,445

Total Assets	$880,213,477	$817,407,565

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

	6/30/24	12/31/23
Liabilities and Deficit
Current Liabilities
Accounts payable and accrued expenses	$58,136,344	$77,038,987
Deferred revenue	33,219,859	42,208,673
Current portion of contingent liabilities	66,909,901	59,125,254
Current portion of projected benefit obligation	9,098,483	9,519,824
Current portion of operating lease liability	25,637,234	25,877,891
Current portion of finance lease liability	1,680,029	1,878,998
Current portion of notes payable	16,708,599	9,671,601

Total Current Liabilities	211,390,449	225,321,228

Long-term Liabilities
Contingent liabilities, net of current portion	112,348,876	108,406,635
Projected benefit obligation, net of current portion	328,467,639	327,587,412
Operating lease liability, net of current portion	139,123,671	145,980,031
Finance lease liability, net of current portion	3,889,470	4,708,609
Revolving credit facility	64,000,000	10,000,000
Notes payable, net of debt issuance costs, less current portion	48,201,739	56,900,673

Total Long-term Liabilities	696,031,395	653,583,360

Total Liabilities	907,421,844	878,904,588

Deficit
Partners’ Deficit	(39,979,311)	(75,018,622)
Non-controlling interests	12,770,944	13,521,599

Total Deficit	(27,208,367)	(61,497,023)

Total Liabilities and Deficit	$880,213,477	$817,407,565

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Firm Revenue	$682,902,707	$658,620,380
Costs of Revenue	262,388,054	271,602,721

Gross Margin	420,514,653	387,017,659

Operating Expenses
General and administrative	39,956,961	39,815,482
Occupancy costs	23,373,084	23,068,397
Technology	15,635,571	14,336,564
Training and recruiting	2,615,447	2,350,090
Marketing and advertising	6,875,302	6,379,838
Depreciation and amortization	9,914,743	8,920,437

Total Operating Expenses	98,371,108	94,870,808

Income from Operations	322,143,545	292,146,851
Other Income (Expense)	1,834,751	(60,341)
Interest Expense	(6,195,164)	(8,412,048)

Net Income	317,783,132	283,674,462
Less: Net Income (Loss) Attributable to Non-controlling Interests	(750,655)	4,325,462

Net Income Attributable to Partners	$318,533,787	$279,349,000

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Partners’ Deficit - Beginning December 31	$(75,018,622)	$(128,931,193)
Net Income Attributable to Partners	318,533,787	279,349,000
Income distributions to Partners	(145,478,778)	(109,792,689)
Net pension benefits for Partners	(5,279,766)	(18,287,977)
Interest on Partner capital	(9,637,686)	(4,824,748)
Capital raised from Partners	3,440,786	625,000
Capital returned, which includes payments of $2,007,368, in 2024 and $1,187,983 in 2023 to retired and terminated partners	(126,539,032)	(71,171,243)

Partners’ Deficit - Ending	$(39,979,311)	$(53,033,850)

Non-controlling interests - Beginning	13,521,599	6,005,067
Distributions to non-controlling interests	—	(2,151,662)
Net Income (Loss) Attributable to non-controlling interests	(750,655)	4,325,462

Non-controlling interests - Ending	$12,770,944	$8,178,867

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Cash Flow from Operating Activities
Net Income	$317,783,132	$283,674,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,914,743	8,920,437
Amortization of operating right-of-use assets	13,205,234	13,844,692
Loss on disposal of fixed assets	4,514	1,395
Allowance for credit losses	7,956,249	6,446,314
Provision for unbillable fees	67,590,515	49,353,766
Loss on lease impairment	1,347,523	546,308
Other	876,041	312,246
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	21,227,478	(17,716,044)
Unbilled fees	(135,117,597)	(76,159,422)
Deferred revenue	(9,034,662)	(16,574,848)
Prepaid expenses and other assets	(11,763,021)	(11,188,873)
Accounts payable and other accrued expenses	(19,033,475)	(32,539,769)
Operating lease liabilities	(13,386,717)	(12,607,880)

Net Cash Provided by Operating Activities	251,569,957	196,312,784

Cash Flow Used In Investing Activities
Purchases of property and equipment	(4,556,117)	(2,940,957)
Business acquisitions	(1,745,417)	(15,200,000)

Net Cash Used in Investing Activities	$(6,301,534)	$(18,140,957)

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Cash Flow Used In Financing Activities
Proceeds from revolving credit facility	$165,500,000	$112,500,000
Payments on revolving credit facility	(111,500,000)	(100,000,000)
Partner capital raised	3,440,786	625,000
Partner capital distributions	(126,539,032)	(71,171,243)
Pension payments to retired and terminated partners	(4,820,880)	(3,921,093)
Income distributions to partners	(145,478,778)	(96,022,296)
Interest on capital paid to partners	(9,637,686)	(4,824,748)
Distributions paid to non-controlling interest	—	(2,151,662)
Payments on contingent liabilities	(5,597,865)	(624,999)
Payments on finance leases	(1,141,430)	(1,056,447)
Payments on notes payable	(1,717,374)	(1,673,677)

Net Cash Used in Financing Activities	(237,492,259)	(168,321,165)

Change in Cash and Cash Equivalents	7,776,164	9,850,662
Cash and Cash Equivalents - Beginning	7,503,195	12,375,667
Cash and Cash Equivalents - Ending	$15,279,359	$22,226,329

Supplemental Cash Flow Information Interest Paid	$11,345,833	$7,731,804

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 1 – BUSINESS DESCRIPTION

THE PARTNERSHIP

Marcum LLP (the “Partnership” or “Marcum”) is one of the largest independent public accounting and advisory services firms in the United States.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements of the Partnership have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Company’s financial position as of June 30, 2024 and December 31, 2023, and results of operations and cash flows for the six months ended June 30, 2024 and 2023. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the three years ended December 31, 2023, and related notes included in the Company’s audited consolidated financial statements. The financial information as of December 31, 2023 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2023. Significant accounting policies followed by the Partnership in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

Consolidated Entities

Marcum Search LLC (99% LLP)

Marcum Staffing LLC (99% LLP)

Marcum Technology LLC (65% LLP)

Marcum Taxedge LLC (100% LLP)

Marcum Asia CPAs LLP - formerly known as Marcum Bernstein & Pinchuk LLP (50% LLP)

Marcum LLP has a controlling financial interest in Marcum Asia CPAs LLP and therefore Marcum Asia CPAs LLP is fully consolidated in these financial statements.

The Partnership has investments in related entities accounted for under the equity and cost method. Investments in these entities are included in other long-term assets on the condensed consolidated balance sheet and income (loss) is recorded within Other Income (Expense) on the condensed Consolidated Statement of Income. The entities are as follows:

Not Consolidated (Equity Method Investments)

Robbins Marcum JV, LLC (50% Marcum JV Partner, LLC)

Marcum RBK (Ireland) Limited (49% LLP)

Not Consolidated (Cost Method Investment)

Marcum Wealth LLC (11.92% LLP)

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION (CONTINUED)

USE OF ESTIMATES

The preparation of condensed consolidated financial statements in conformity with GAAP require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, including contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. While management believes that the estimates and related assumptions used in the preparation of the condensed consolidated financial statements are appropriate, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted primarily of checking and savings deposits. Cash equivalents consist of highly liquid investments with an original maturity of three months or less at time of purchase. The Partnership has cash balances in excess of federally insured limits. The Partnership had cash accounts outside of the United States, primarily in China, Singapore, and Taiwan. These cash balances were $2,910,966 and $1,466,942, at June 30, 2024 and December 31, 2023, respectively. The Partnership has not experienced and does not expect to incur any losses on these deposits.

The Partnership records fees receivables at their face amounts less allowances. The Partnership provides for a credit loss equal to the estimated uncollectible amounts. Accounts outstanding significantly longer than payment terms are considered past due. The Partnership’s estimate is based on historical collection experience and a review of the current status of client accounts receivable. It is reasonably possible that the Partnership’s estimate of the allowance for credit losses and provision for credit losses will change over time. Invoiced fees are due within 30 days of invoice issuance. Fees receivable are deemed uncollectible if a client files for bankruptcy or after all collection efforts have been exhausted without success.

UNBILLED FEES, NET AND DEFERRED REVENUE

Unbilled fees represent the anticipated net realizable value for hours incurred by the Partnership’s professional and administrative staff, plus out-of-pocket expenses, on services which had not yet been billed to clients. Amounts billed and collected in advance of services performed are reflected as deferred revenue.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to risk of loss consist principally of cash and fees receivable. Marcum does not hold or issue financial instruments for trading purposes. The Partnership provides credit, in the normal course of business, to a number of companies and performs credit evaluations of its clients. Concentrations of credit risk with respect to fees receivable are limited by the large number of clients comprising our client base and their geographic and business dispersion. No one client accounts for more than 10% of our revenue.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is computed on the straight-line method over estimated asset lives and leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful life, ranging from 1 to 10 years. Property and equipment useful lives are as follows:

Machinery and equipment	3 – 10
Furniture and fixtures	3 – 5
Software	3
Leasehold improvements	1 – 10

Expenditures for repairs and maintenance, minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

BUSINESS COMBINATIONS

In connection with an acquisition, the Partnership records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. If goodwill is identified based upon the valuation of an acquired business, the goodwill is assigned to the reporting units which will benefit from the synergies that result from the business combination and reported. Refer to Note 3, for disclosures related to our acquisitions.

GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill acquired through various mergers and acquisitions is considered to possess an indefinite life span. As such, it is not subject to amortization but is instead subject to an impairment review at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Finite-lived intangible assets are amortized over their respective estimated useful lives and along with other long lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived intangible assets are primarily determined using the multi-period excess earnings method, with consideration of market comparisons. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates and growth rates.

Recoverability of goodwill is determined by comparing the fair value of the Partnership’s reporting units to the carrying value of the underlying net assets in the respective reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND INTANGIBLE ASSETS, NET (CONTINUED)

The guidance provides an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any.

If the qualitative assessment results in a conclusion that is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is required for that reporting unit.

The qualitative assessment for goodwill includes, but is not limited to, an examination of factor such as macroeconomic conditions, significant cost factors impacting earnings, the overall financial performance of the Partnership, entity-specific events of relevance, and circumstances specific to the reporting unit.

Determination of the fair value of a reporting unit and intangible assets is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows, discount rates, growth rates, and determination of appropriate market comparisons and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as customer relationships, right-of use assets, and property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Partnership uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions.

In determining future cash flows, the Partnership takes various factors into account, including the effects of macroeconomic trends. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.

No indicators of impairment were identified for the Partnership’s long-lived assets as of June 30, 2024 and 2023, except for its right-of-use assets. As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the six months ended June 30, 2024.

As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. The total lease right-of-use asset impairment loss recorded for the six months ended June 30, 2024 and 2023 was $1.3 million and $0.5 million, respectively, which is included in occupancy costs in the condensed consolidated statements of income. Note 13 provides additional details on Marcum’s equipment financing leases.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT

The Partnership’s policy establishes a framework for measuring fair value and expands disclosures about fair value measurements by providing a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The policy also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. This hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for estimating the fair value for financial instruments in accordance with this authoritative guidance, is set forth below.

Contingent liabilities: The fair value of the Partnership’s contingent liabilities, which consist of contingent consideration related to the business acquisitions as disclosed in Note 3 has been estimated in the absence of a readily ascertainable fair value. The contingent consideration was valued using single and multiple scenarios with weighted probability discounted for cash flow. The Partnership’s contingent consideration is reported at fair value at each reporting period.

The following table sets forth by level within the fair value hierarchy the Partnership’s financial assets and liabilities that were accounted for at fair value as of June 30, 2024 and December 31, 2023. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of June 30, 2024
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$179,258,777	$179,258,777

	Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$167,531,889	$167,531,889

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

The following table summarizes the change in fair value during the six months ended June 30, 2024 and 2023 related to the contingent consideration issued in the business acquisitions as disclosed in Note 3:

	Six Months Ended
	6/30/2024	6/30/2023
Beginning balance	$167,531,889	$195,727,554
Additions	17,324,753	21,915,548
Payments on contingent consideration	(5,597,865)	(624,999)

Ending balance	$179,258,777	$217,018,103

With the exception of the Friedman LLP acquisition, the contingent liability recorded represents the present value of the maximum amount owed. The contingent liability to the Friedman LLP acquisition is estimated based on the Partnership exceeding a defined revenue threshold over a 24-month period subsequent to the acquisition. Marcum has recorded an additional liability of $32.7 million which represents the present value of the payment based on our best estimates of projected revenue. If Partnership revenue exceeds the projected amount, additional payments will be owed to Friedman LLP. However, based on the terms of the agreement a maximum amount of the payment cannot be determined.

Management estimates that the carrying amount reported in the condensed consolidated balance sheets for cash equivalents, fees receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short-term nature of the respective instruments. The fair value of the revolving credit facility approximates its fair value due to variable rates of interest charged. The Partnership records long-term debt, including current portion, at carrying value less unamortized fees as it is not required to be carried at fair value on a recurring basis. The fair value of long-term debt was determined using observable inputs of similar instruments (Level 2). The valuation considers the present value of expected future repayments, discounted using a market interest rate equal to the interest margin on the borrowings and variable interest rate. The fair value of long-term debt, including current portion was $61.9 million and $54.2 million as of June 30, 2024 and December 31, 2023, respectively.

REVENUE RECOGNITION

We account for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service based on margins for similar services sold on a standalone basis. While determining relative standalone selling price and identifying separate performance obligations require judgment, generally relative standalone selling prices and the separate performance obligations are readily identifiable as we sell those performance obligations unaccompanied by other performance obligations. Contract modifications are

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

Our revenues are derived from contracts for assurance, accounting, tax and advisory services, outsourcing services, technology integration consulting services and non-technology integration consulting services. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently require us to make judgments and estimates in recognizing revenues. We have many types of contracts, including time-and-materials contracts, fixed-price contracts, fee-per-transaction contracts and contracts with multiple fee types. Performance obligations are satisfied as work is performed and when Marcum has the right to receive the payment.

	Six Months Ended
	6/30/2024	6/30/2023
Attestation	$287,921,385	$294,071,862
Tax & Accounting services	270,960,433	250,792,780
Managed Services	56,754,197	53,915,787
Advisory	35,972,445	35,999,307
Personnel Placement	2,846,308	3,558,938
National Practices	28,447,939	20,281,706

Total	$682,902,707	$658,620,380

The nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the variability in revenues and margins earned on such contracts. These variable amounts generally are awarded or refunded upon achievement of or failure to achieve certain performance metrics, milestones or cost targets and can be based upon client discretion. We include these variable fees in the estimated transaction price when there is a basis to reasonably estimate the amount of the fee and it is not probable a significant reversal of revenue will occur. These estimates reflect the expected value of the variable fee and are based on an assessment of our anticipated performance, historical experience and other information available at the time.

Our performance obligations are satisfied over time as work progresses or at a point in time. The majority of our revenues are recognized over time based on the extent of progress towards satisfying our performance obligations. The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided. The most reliable measure of progress is the cost incurred towards delivery of the completed project. Therefore, the input method provides the most reliable method to measure progress. Revenue recognition begins when work has commenced. Costs include labor related to contract performance, which is charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the Partnership and customer have agreed on both the scope and price of changes, the work has commenced, and that realization of revenue exceeding the costs is assured beyond a reasonable doubt. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on contracts are made in the period in which such losses become determinable.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Other than timing of services being provided, there have not been any significant changes in contract assets and liabilities during the six months ended June 30, 2024 and 2023.

	Six Months Ended
Timing of services	6/30/2024	6/30/2023
At a point in time	$2,846,308	$3,558,938
Over a Period of time	680,056,399	655,061,442

Total	$682,902,707	$658,620,380

Reconciliation of unbilled receivables for the six months ended:

	6/30/2024	6/30/2023
Beginning Balance	$65,850,516	$71,212,225
Revenue recognized	134,210,998	98,528,021
Less: Billings	(65,850,516)	(71,212,225)

Ending Balance	$134,210,998	$98,528,021

Reconciliation of deferred revenue for the six months ended:

	6/30/2024	6/30/2023
Beginning Balance	$42,208,673	$51,665,567
Billings	33,219,859	35,090,719
Less: Revenue Recognized	(42,208,673)	(51,665,567)

Ending Balance	$33,219,859	$35,090,719

ADVERTISING COSTS

Advertising costs, included within Marketing and Advertising on the condensed consolidated statements of income, are expensed when the advertisements are first placed or run. For the six months ended June 30, 2024 and 2023 advertising costs were $6.9 million and $6.4 million, respectively.

COMPENSATION – RETIREMENT BENEFITS

The Partnership reflects retirement benefits in accordance with FASB ASC 715 – Compensation-Retirement Benefits, refer to Note 14 for further details regarding the defined benefit pension, including descriptions of the plans, the components of pension service cost, and the assumptions used in measuring the projected benefit obligations.

Marcum has implemented the following elections regarding its pension accounting: the Partnership has chosen to use the fiscal year-end as the measurement date for its pension obligations, to immediately recognize actuarial gains and losses in the condensed consolidated statement of changes in deficit, and to amortize prior pension service costs over the average remaining service period of its active plan participants.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SELF INSURANCE

Marcum maintains a self-insurance program to manage risks associated with employee benefits and accrues for losses for asserted and unasserted claims in accordance with ASC 450. The self-insurance liability is estimated based on historical claim experience. (See Note 11)

The self-insurance reserve is subject to a high degree of estimation and uncertainty. Therefore, changes in health care costs, legal trends, and claim settlement patterns could materially affect the Partnership’s self-insurance liabilities and future expense.

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN

The Partnership has a 401(k) retirement plan covering substantially all employees and partners. Partnership contributions to the plan for employees includes a non-discretionary contribution up to 2 percent of the employees’ salary plus a match up to $1,000. Contribution expense related to the retirement plan was approximately $6.1 and $5.8 million for the six months ended June 30, 2024 and 2023, respectively, and are included in Cost of Revenue.

INCOME TAXES

The Partnership has elected to have its income taxed as a Limited Liability Partnership, which provides that, in lieu of corporation income taxes, the Partners separately account for the Partnership’s items of income, deduction, losses and credits. Therefore, these condensed consolidated financial statements do not include any provision for federal or state income taxes. Any franchise or minimum taxes are included in general and administrative expenses.

Management has concluded that the Partnership is a pass-through entity and there are no uncertain tax positions that would require recognition in the condensed consolidated financial statements. If the Partnership were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors.

RECENT ACCOUNTING PRONOUNCEMENTS

The Partnership assesses and reviews the impact of all new accounting standards. Recently issued and effective standards not listed below were either not applicable or are not expected to have a material impact on the condensed consolidated financial statements.

NOTE 3 – ACQUISITIONS

All of the acquisitions were done to expand the Partnership’s geographical footprint, service offerings, and talent pool. Goodwill recognized is made up of the expected synergies from combining operations of the acquired firm and is expected to be fully deductible for tax purposes.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 3 – ACQUISITIONS (CONTINUED)

MELANSON, P.C.

On January 1, 2023, Melanson, P.C. with locations in New Hampshire, Massachusetts, and Maine was acquired. The total purchase price was $24.0 million of which $7.0 million was paid upon acquisition. The remaining amount of $17.0 million will be paid over a four-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues and employment. Total goodwill recorded is $120,000.

MCCARTHY & COMPANY P.C.

On June 1, 2023, McCarthy & Company P.C. with locations in Pennsylvania and New Jersey was acquired. The total purchase price was $17.1 million. Upon acquisition $8.2 million was paid. The remaining payments of $8.9 million will be broken down as follows:

•	$2.7 million paid annually over a three-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

•	Monthly payments of $12,000 over 53 months with a final payment of $39,000.

Total goodwill recorded is $9.2 million. The remaining payment of $8.9 million is contingent upon a defined level of revenues.

FEDERMAN, LALLY, & REMIS LLC

On January 1, 2024, Federman, Lally & Remis LLC located in Farmington, CT was acquired. The total purchase price was $8.2 million of which $4.1 million was paid upon acquisition. The remaining amount of $4.1 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

POWERS & SULLIVAN LLC

On February 1, 2024, Powers & Sullivan LLC located in Wakefield, MA was acquired. The total purchase price was $7.5 million of which $2.5 million was paid upon acquisition. The remaining amount of $5.0 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

SKMB, P.A.

On May 1, 2024, SKMB, P.A., located in Rockville, Maryland, was acquired. The total purchase price will be based upon a percentage of collections from acquired clients through July 31, 2029. Payments will be made to SKMB, P.A. on a quarterly basis commencing September 15, 2024.

CROSKEY LANNI, P.C.

On May 1, 2024, Croskey Lanni, P.C. with locations in Michigan and Florida was acquired. The total purchase price was $14.3 million of which $8.6 million was paid upon acquisition. The remaining amount of $5.7 million will be paid over a three-year period with an annual payment on the first and third anniversaries of the closing date. The payments are contingent upon a defined level of revenues.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 3 – ACQUISITIONS (CONTINUED)

EMS

On June 1, 2024, CliftonLarsonAllen LLP’s EMS Business division was acquired. The total purchase price was $2.1 million of which $1.0 million was paid upon acquisition. The remaining amount of $1.1 million will be paid on the first anniversary date of acquisition. The payment is contingent upon a defined level of revenues.

NOTE 4 – FEES RECEIVABLE, NET

Fees receivable, net, consisted of the following at:

	6/30/2024	12/31/2023
Fees receivable	$182,398,120	$206,242,766
Less: allowance for credit losses	(20,957,145)	(20,008,152)

Total Fees receivable, net	$161,440,975	$186,234,614

Reconciliation of allowance for credit losses is as follows for the six months ended:

	6/30/2024	6/30/2023
Beginning balance	$20,008,151	$16,274,264
Additional provisions for credit losses	7,956,249	6,446,314
Less: write offs	(7,007,255)	(6,798,494)

Ending balance	$20,957,145	$15,922,084

NOTE 5 – UNBILLED FEES, NET

Unbilled fees, net, consisted of the following at:

	6/30/2024	12/31/2023
Gross unbilled fees	$349,592,101	$194,004,283
Less: progress bills	(161,276,531)	(102,505,993)
Less: allowance for credit losses	(54,104,572)	(25,647,774)

Unbilled fees, net	$134,210,998	$65,850,516

Reconciliation of allowance for credit losses is as follows for the six months ended:

	6/30/2024	6/30/2023
Beginning balance	$25,647,774	$20,683,221
Additional allowance for credit losses	67,590,515	49,353,766
Less: write offs	(39,133,717)	(21,762,738)

Ending balance	$54,104,572	$48,274,249

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at:

	6/30/2024	12/31/2023
Other prepaid expenses and current assets	$21,900,844	$12,610,653
Prepaid retirement to partners of acquired firms	13,084,567	13,341,142

Total prepaid expenses and other current assets	$34,985,411	$25,951,795

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at:

	6/30/2024	12/31/2023
Property and equipment:
Machinery and equipment	$23,937,477	$23,327,740
Leasehold improvements	24,649,128	22,774,382
Furniture and fixtures	7,944,577	6,354,655
Software	915,625	328,097

	57,446,807	52,784,874
Less: accumulated depreciation	(29,112,533)	(26,062,512)

Property and equipment, net	$28,334,274	$26,722,362

Depreciation expense was $3,364,691 and $3,025,086 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 8 – GOODWILL

Changes in goodwill consisted of the following at:

6/30/2024
Beginning	$264,793,338
Plus: additions	3,315,600

Ending	$268,108,938

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 9 – INTANGIBLE ASSETS, NET

Intangible assets, net, represent the value of customer relationships obtained through acquisitions and amortized on a straight-line basis over between 9 years, as well as non-compete agreements amortized on a straight-line basis over 4 years.

	Weighted-Average Remaining Amortization Period (Years)	6/30/2024 Gross Carrying Amount	6/30/2024 - Accumulated Amortization	6/30/2024 - Net Carrying amount
Customer Relationships	6.16	106,079,541	(27,621,246)	78,458,295
Non-Compete Agreements	0.67	3,650,834	(1,813,037)	1,837,797

Total		109,730,375	(29,434,283)	80,296,092

	Weighted-Average Remaining Amortization Period (Years)	12/31/2023 - Gross Carrying Amount	12/31/2023 - Accumulated Amortization	12/31/2023 - Net Carrying amount
Customer Relationships	7.61	$95,080,541	$(22,281,575)	72,798,966
Non-Compete Agreements	3.14	2,178,834	(1,620,764)	558,070

Total		97,259,375	(23,902,339)	73,357,036

Amortization expense was $5,531,944 and $4,838,904 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 10 – OTHER LONG-TERM ASSETS

Other long-term assets consisted of the following at:

	6/30/2024	12/31/2023
Other long-term assets	$4,212,974	$4,356,070
Investment in entities accounted for under equity method	714,289	685,078
Cash surrender life insurance values	444,394	486,623

Total long-term assets	$5,371,657	$5,527,771

NOTE 11– ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	6/30/2024	12/31/2023
Accrued payroll	$28,819,191	$45,069,844
Accounts payable	11,479,933	13,383,276
Accrued other expenses	13,128,892	11,285,867
Accrued self insurance	4,708,328	7,300,000

Total Accounts Payable and Accrued Expenses	$58,136,344	$77,038,987

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS

REVOLVING CREDIT FACILITY

On March 26, 2024, the Partnership increased the borrowing capacity on its revolving credit facility (the “Revolver”) from $100.0 million to $160.0 million, of which $64.0 million and $10.0 million was outstanding at June 30, 2024 and December 31, 2023, respectively. The Partnership has standby letters of credit totaling, at June 30, 2024, $100.1 million, of which $5.2 million is offset against the Partnership’s availability on the Revolver. At December 31, 2023, the standby letters of credit totaled $100.8 million, of which $5.8 million was offset against the Partnership’s availability on the Revolver.

On June 26, 2024, the Partnership amended the definition of the net worth financial covenant pursuant to the Revolver and the unsecured notes payable to Guardian Life and Mutual of Omaha, to exclude the impact of applying the provisions of FASB ASC 715 – Compensation Retirement Benefits in calculating the Partnership’s net worth. In addition, the Partnership agreed to accelerate the payment terms on the unsecured notes payable to Guardian Life and Mutual of Omaha. Payments beginning August 2024 will increase from $6.3 million to $12.5 million resulting in the maturity date changing from August 9, 2031 to August 9, 2027. The interest rate on the note was increased from 3.40% to 4.15%.

STANDBY LETTERS OF CREDIT

On September 1, 2022, the Partnership secured a $155.0 million Irrevocable Standby Letter of Credit (SBLC) for the benefit of Friedman LLP, for a term of 40 months post-closing of Marcum LLP’s acquisition of Friedman LLP. The balance as of June 30, 2024 and December 31, 2023 was $95.0 million for both dates. The SBLC is subject to a 2% fee on the remaining balance. The remaining balance on a declining basis as outlined below:

•	$155.0 million for first 12 months post-closing

•	$95.0 million for 12-24 months post-closing (reduced to reflect the $55.0 million payment on the contingent liabilities owed to Friedman on the 2nd anniversary date)

•

$40.0 million after 24 months post-closing until the final installment payment is made (reduced to reflect the $40.0 million payment on the contingent liabilities owed to Friedman within 90 days following the 3rd anniversary date)

DEBT ISSUANCE COSTS

Debt issuance costs on the private placement loan to Guardian Life and Mutual of Omaha are amortized using the straight-line method, which approximates the effective interest rate method, over the terms of their related financing agreements. Debt issuance costs of $0.3 million, net of accumulated amortization of $0.4 million for each of the periods, is included as a reduction of long-term debt at June 30, 2024 and December 31, 2023. Interest expense related to amortization of these issuance costs totaled $0.1 million for each of the periods ended June 30, 2024 and June 30, 2023.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE

Notes and amounts payable maturing in various amounts with varying maturity dates and interest rates consisted of the following at:

	6/30/2024	12/31/2023
Unsecured notes payable to Guardian Life and Mutual of Omaha at $25.0 million each with interest payable to each at 4.2% per annum; annual principal payments of $12.5 million will begin
August 2024 with the final payment due August 2027	$50,000,000	$50,000,000
Raffa and Skoda acquisition term loan note payable to TD Bank consolidated and refinanced on August 8, 2021 due in monthly installments of principal ($190,476) and interest at 30 day libor plus 1.5% with a final balloon payment due September 2026	9,523,810	10,666,667
Unsecured notes payable due to James Smart and Richard Devine, with annual installments of principal and interest at 2.6% with a final payment due December 2029, subordinated to bank.	4,812,500	4,812,500
Unsecured non-interest bearing notes payable for various partners from the Melanson acquisition due in various monthly installments with final payment due by December 2033	1,809,412	2,023,275
Unsecured non-interest bearing note payable to Thomas Hurley from the Guyder Hurley merger in monthly installments of
($13,789) with a final payment due April 2029	709,130	773,195
Unsecured non-interest bearing notes payable for various partners from the Piccerelli acquisition due in various monthly installments with final payment due by July 2030	648,178	725,400
Unsecured non-interest bearing note payable to Leslie Solomon from the RotenbergMeril merger in monthly installments of ($9,873) with a final payment due September 2026.	261,743	325,799
Unsecured non-interest bearing note payable to Gail Prather from the GBH merger in monthly installments of ($ 10,000) with a final payment due February 2026.	200,000	260,000

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE (CONTINUED)

	6/30/2024	12/31/2023
Other debt - various terms	77,407	172,718

Total notes payable	$68,042,180	$69,759,554
Less present value adjustment for James Smart and Richard Devine	(2,838,124)	(2,838,124)
Less current portion of notes payable	(16,708,599)	(9,671,601)
Less unamortized debt issuance costs	(293,718)	(349,156)

Notes payable, net debt issuance cost, less current portion	$48,201,739	$56,900,673

FINANCIAL COVENANTS

The Partnership’s Revolver and unsecured notes payable to Guardian Life and Mutual of Omaha require the Partnership to remain in compliance with certain financial covenants. Quarterly, the Partnership is required to meet thresholds for its consolidated fixed charge coverage ratio and consolidated leverage ratio. On a semi-annual basis the Partnership is required to meet a minimum net worth threshold. As of June 30, 2024 and December 31, 2023, the Partnership was in compliance with all financial covenants.

NOTE 13 – LEASES

The Partnership leases its various offices under operating leases with 5 to 12 year initial terms, along with certain office equipment under financing leases with 3 to 7 year initial terms. Some office leases include renewal options which can extend the lease term up to 12 years. The exercise of these renewal options is at the sole discretion of the Partnership, and only lease options that the Partnership believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.

While all of the agreements provide for minimum lease payments, some include payments adjusted for inflation or for variable payments based on a percentage of common area expenses and real estate taxes being charged to the tenant. Variable payments are not determinable at the lease commencement and are not included in the measurement of the lease assets and liabilities. The lease agreements do not include any material residual value guarantees or restrictive covenants.

Right-of-use assets consideration: The fair value of the Partnership’s right-of-use assets related to the right-of-use assets impairment loss as disclosed in Note 2 has been estimated in the absence of a readily ascertainable fair value. The impairment consideration was valued using single and multiple scenarios with income approach method.

As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the six months ended June 30, 2024 and 2023. As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. Impairment loss on related to operating right-of-use assets for the six months ended June 30, 2024 and 2023 was $1.3 million and $0.5 million, respectively, which is included in occupancy costs in the condensed consolidated statement of income.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 13 – LEASES (CONTINUED)

FINANCE LEASES

The Partnership has two equipment lines of credit (“Lines”) totaling $17.0 million for the purchase or lease of equipment used in the Partnership. Both Lines bear interest at negotiated rates of 2.5% and 6.0% and expire in August 2026.

The following summarizes the line items in the condensed consolidated balance sheet which include amounts for finance leases as of:

	6/30/2024	12/31/2023
Assets under right of use asset - finance leases, net	$5,569,499	$6,587,607

Current portion of finance lease liabilities	$1,680,029	$1,878,998
Finance lease liabilities	3,889,470	4,708,609

Total finance lease liabilities	$5,569,499	$6,587,607

Amortization expense related to the right of use asset – finance leases was $1,018,108 and $1,056,447 for the six months ended June 30, 2024 and 2023, respectively.

The following summarizes the cash flow information related to finance leases for the six months ended:

	6/30/2024	6/30/2023
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows for finance leases	$1,141,430	$1,056,447

Weighted average lease term and discount rate were as follows:

	6/30/2024	6/30/2023
Weighted average remaining lease term	3.83 years	4.26 years
Weighted average discount rate	4.00%	3.87%

OPERATING LEASES

The following summarizes the line items in the condensed consolidated balance sheet which include amounts for operating leases as of:

	6/30/2024	12/31/2023
Operating lease right-of-use assets	$146,616,274	$154,879,331

Current portion of operating lease liabilities	$25,637,234	$25,877,891
Operating lease liabilities	139,123,671	145,980,031

Total operating lease liabilities	$164,760,905	$171,857,922

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 13 – LEASES (CONTINUED)

OPERATING LEASES (CONTINUED)

The components of total lease cost that are included in the condensed consolidated statement of income were as follows for the six months ended:

	6/30/2024	6/30/2023
Operating lease cost	$17,473,813	$18,156,080
Variable lease cost	2,180,164	30,800

Total lease cost	$19,653,977	$18,186,880

The following summarizes the cash flow information related to operating leases for the six months ended:

	6/30/2024	6/30/2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$17,648,677	$16,919,269
Lease assets obtained in exchange for lease liabilities:
Operating leases	$6,459,216	$12,147,568

Weighted average lease term and discount rate were as follows:

	6/30/2024	12/31/2023
Weighted average remaining lease term	6.72 years	6.92 years
Weighted average discount rate	5.09%	5.00%

NOTE 14 – PARTNER RETIREMENT BENEFIT

The Partnership has two non-qualified retirement benefit plans covering equity and non-equity partners. Active participants accrue benefits under a final average pay feature. Eligibility and the level of benefits under the plans vary depending on designation, part time or full-time status, date of hire, age, length of service, and compensation. The plans are unfunded.

CHANGE IN PROJECTED BENEFIT OBLIGATION

6/30/2024
Benefit obligation at beginning of period	$337,107,236
Service cost (before administrative expenses)	10,441,070
Interest cost	7,623,033
Net actuarial loss/(gain) (a)	(12,784,337)
Retiree benefits paid	(4,820,880)

Benefit obligation at end of period	$337,566,122

(a)	Actuarial gains and losses were primarily driven by changes in the weighted average discount rate.

As there are no unrecognized amounts, the benefit obligation equals the accrued pension liability.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 14 – PARTNER RETIREMENT BENEFIT (CONTINUED)

NET PENSION BENEFITS EXPENSE

	6/30/2024	Six Months Ended 6/30/2023
Service cost	$10,441,070	$9,500,011
Interest cost	7,623,033	7,451,816
Recognized net actuarial (gain) loss	(12,784,337)	1,336,150

Net period benefit expense (income)	$5,279,766	$18,287,977

Net periodic costs related to the pension benefit obligation are presented within the condensed consolidated statements of changes in deficit.

The net periodic cost for the six months June 30, 2024 decreased $13,008,211 from June 30, 2023, primarily resulting from a change in the discount rate.

ASSUMPTIONS

PERIODIC COST AND BENEFIT OBLIGATION WEIGHTED AVERAGE ASSUMPTIONS

	6/30/2024	1/0/1900
Discount rate
a. Net periodic benefit cost	4.64%	4.84%
b. Benefit obligation at period end	5.17%	4.64%
Rate of compensation increase
a. Net periodic benefit cost	8.0%	8.0%
b. Benefit obligation at period end	8.0%	8.0%

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Partnership is a party to various claims and matters of litigation incidental to the normal course of its business. Marcum was subject to an investigation by the Securities and Exchange Commission (“SEC”) that commenced in 2021, and an investigation by the Public Company Accounting Oversight Board (“PCAOB”) that commenced in 2022. These investigations related to alleged quality controls deficiencies in its assurance practice. On June 21, 2023, Marcum reached agreements with each of the regulators to settle these matters without admitting or denying the allegations. The settlements require certain undertakings relating to improving assurance quality (which Marcum has already commenced) and the payments of civil money penalties in the aggregate of $13.0 million. This amount was accrued as of December 31, 2022 and paid in full on June 29, 2023.

LEGAL PROCEEDINGS

The Partnership is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management does not believe there are any pending legal proceedings that will have a material adverse effect on the Partnership and its consolidated financial position, results of operations, or cash flows. However, the outcome of potential claims and legal matters is inherently unpredictable and subject to significant uncertainties.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 16 – PARTNER CAPITAL

Active equity partners are required to accumulate approximately 50% of their prior year accrual basis total compensation in capital. The capital bears interest at the prime rate plus 1% payable quarterly. Upon retirement or termination, the capital ceases to accrue interest and is repaid monthly over a two-year period.

Future scheduled capital repayments to retired and terminated partners as of June 30 are as follows:

Remaining 2024	$1,106,160
2025	1,804,862

Total minimum payments	$2,911,022

Interest on capital was $9,637,686 and $4,824,748 for the six months ended June 30, 2024 and 2023, respectively, and is included in the condensed consolidated statements of changes in deficit.

NOTE 17 – SUBSEQUENT EVENTS

The Partnership completed its review of subsequent events through September 3, 2024, the date the accompanying condensed consolidated financial statements were available to be issued, and has determined that there are no events requiring recognition or disclosure in the financial statements other than the following.

CBIZ, INC.

On July 30, 2024, Marcum and various subsidiaries entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBIZ, Inc. (“CBIZ”)

Under the terms of the Merger Agreement, a wholly owned subsidiary of Marcum, Marcum Advisory Group (“MAG”), will merge with a wholly owned subsidiary of CBIZ and MAG will become a subsidiary of CBIZ. Prior to the closing we will contribute substantially all of our non-attest business assets to MAG and MAG will assume substantially all of our liabilities, in each case subject to certain exclusions. In a separate transaction, CBIZ CPAs P.C., previously known as Mayer Hoffman McCann P.C., a national independent Certified Public Accounting firm with which CBIZ has an Administrative Service Agreement, will purchase substantially all of our attest business assets (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.” The close of the Transaction is subject to the satisfaction of the conditions described below and other customary closing conditions.

The aggregate consideration to be paid by the CBIZ in connection with the Transaction, which includes the Attest Purchase by Mayer Hoffman McCann P.C., is approximately $2.3 billion, subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of CBIZ’s common stock based on $76.84 per share as specified in the Merger Agreement.

The consideration payable in shares of common stock (the “Shares”) will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner (as defined in the Merger Agreement), 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 17 – SUBSEQUENT EVENTS (CONTINUED)

CBIZ, INC. (CONTINUED)

Each party to the Merger Agreement will provide customary representations, warranties and covenants. The completion of the Merger is subject to various closing conditions, including, among others, (a) the expiration of all waiting periods and receipt of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (b) CBIZ obtaining stockholder approval of the issuance of the Shares in connection with the Transaction as required by the rules of the New York Stock Exchange; (c) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement; (d) CBIZ obtaining the necessary debt financing.

The Merger Agreement contains customary termination rights for both Marcum and CBIZ. Both Marcum and CBIZ have the right to terminate the Merger Agreement if the Transaction is not consummated on or prior to May 1, 2025, subject to certain exceptions. In the case of certain terminations under the circumstances described in the Merger Agreement, CBIZ may be required to pay a termination fee to Marcum of $48.0 million if debt financing is not obtained or $25.0 million if approval of the CBIZ’s stockholders is not obtained or the CBIZ’s board changes its recommendation with respect to the Transaction. We may be required to pay a termination fee to CBIZ of $22.0 million if the requisite approval of our partners is not obtained within the time period specified in the Merger Agreement.